For Further Information:

The Sands Regent CCG Investor Relations

345 North Arlington Avenue 10960 Wilshire Boulevard, Ste. 2050

Reno, NV 89501 Los Angeles, CA 90024

(775) 348-2210 (310) 477-9800

(775) 348-6241 Fax (310) 231-8663 Fax

Contact: Ferenc Szony, President and CEO Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS SECOND-QUARTER AND FISCAL 2006

YEAR-TO-DATE FINANCIAL RESULTS AND THE RESULTS OF ITS INDEPENDENT INVESTIGATION

  Second-quarter net income increased 21.1% from $498,000 to $603,000

  Quarterly income from operations, after adding back the $419,000 loss on early termination of land lease, was $1.8 million, a 31.4% year over year increase.

  Second quarter EBITDAR increased 15.7% from $3.3 million to $3.8 million

  Quarterly revenue increased 15.0% year over year from $19.4 million to $22.3 million

  Independent investigation completed with no restatement of previously issued financial statements

  Conference call scheduled for today, March 23, 2006 at 1:30 p.m. Pacific time

Reno, Nevada -- March 23, 2006 -- The Sands Regent (NASDAQ:SNDS) today announced financial results for its second quarter and first six months of fiscal 2006, ended December 31, 2005 and the results of its independent investigation of certain accounting matters.

For the second quarter ended December 31, 2005, revenues rose 15.0% year over year, to $22.3 million, versus $19.4 million for the second quarter ended December 31, 2004. Dayton Depot, acquired on September 1, 2005, contributed $1.5 million of the increase in net revenue, and the balance of the increase was attributable to same-store net revenue growth of 7.3%. The Company's income from operations, after adding back the one-time, non-cash charge of $419,000 relating to the loss on early termination of its Rail City land lease, improved 31.4% year over year, from $1.4 million in the fiscal 2005 second quarter to $1.8 million in the fiscal 2006 quarter. Net income for the fiscal 2006 second quarter was $603,000, or $0.09 per basic share, $0.08 diluted, a 21.1% increase as compared to net income of $498,000, or $0.08 per share basic, $0.07 diluted for the prior-year period.

Quarterly EBITDAR increased 15.7% year over year, from $3.3 million in the second quarter of fiscal 2005 to $3.8 million in the second quarter of fiscal 2006.

For the six months ended December 31, 2005, revenues rose 12.5%, to $46.4 million, from $41.2 million for the corresponding prior-year period. The Company's income from operations, after adding back the one-time, non- cash charge of $419,000 relating to the loss on early termination of its Rail City land lease, improved 12.6%, to $5.1 million in the six months ended December 31, 2005, compared to $4.5 million in the corresponding prior-year period. Net income for the six months ended December 31, 2005 was $2.5 million, or $0.35 per basic share, $0.33 diluted, as compared to net income of $2.1 million, or $0.36 per share basic, $0.33 diluted for the corresponding prior-year period.

Net income for the quarter and six months ended December 31, 2005 was adversely impacted by a one-time, non-cash charge of $419,000 pre-tax, $277,000 after-tax, or ($0.04) per basic and diluted share, relating to the early termination of the Rail City under-market land lease resulting from the Company's purchase of the property in December 2005.

Net income for the quarter and the six months ended December 31, 2005 were favorably impacted by the results of operations of Dayton Depot, acquired on September 1, 2005. Dayton's contribution to net income for the quarter was $166,000, or $0.02 per basic and diluted share. For the six months ended December 31, 2005, Dayton contributed $188,000, or $0.03 basic and $0.02 diluted, to net income.

EBITDAR for the six months ended December 31, 2005 increased 9.4% year over year, from $8.1 million in the six months ended December 31, 2004 to $8.9 million in the six months ended December 31, 2005.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, "Aided by a strong Northern Nevada economy, Rail City and the Sands Regency achieved increases in revenue of 6.2% and 4.8% respectively. Operating income margins, after adding back the loss on early termination of land lease, improved at Rail City to 28.4% from 25.7%. Sands Regency experienced a slight decline it its operating income margin. At Gold Ranch, continued weakness in weekend traffic counts on Interstate 80 combined with high gasoline prices resulted in a decrease in gallons pumped. Gold Ranch reported an increase in revenue while operating income decreased $51,000 from the second quarter of fiscal 2005."

Mr. Szony concluded, "Early results from our most recent acquisition, Dayton Depot, have exceeded expectations. Customers are responding to the upgraded slot product. On January 16, 2006 we installed a slot player tracking system that will facilitate marketing opportunities. We expect to begin remodeling of the restaurant in the spring. On December 20, 2005 we completed the acquisition of the land required for the expansion of Rail City. Groundbreaking on the Rail City expansion is expected within the next few months. Completion of the expanded casino space and additional brew pub restaurant and bar are expected in late 2006."

The Company's Audit Committee has completed its independent investigation it announced it would undertake in its press release of February 14, 2006. The Audit Committee was aided in its review by outside counsel and a forensic accountant. During its investigation the Audit Committee did not become aware of any facts that caused it to believe that there was any material misstatement or omission in the Company's previously issued financial statements or that otherwise would necessitate a restatement of any of the Company's previously issued financial statements. Consequently, no restatement of any previously issued financial statements will be made. The Company filed its Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 on March 22, 2006. With the filing of the Form 10-Q, the Company expects to regain compliance with Marketplace Rule 4310(c)(14), and will notify the Nasdaq Listing Qualifications Panel of this development.

Management of The Sands Regent will host a conference call to discuss its second-quarter and six-month financial results today, March 23, 2006 at 1:30 p.m. Pacific Time. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on March 23 at approximately 2:30 p.m. PT through March 30 at 9:00 p.m. PT; call (800) 642-1687 and enter the conference ID number 7025734. International callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates Rail City Casino in Sparks, Nevada, Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, and the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company's property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

The Depot Casino and the Red Hawk Sports Bar, acquired on September 1, 2005, are located in Dayton, Nevada. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, a restaurant and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may", "will", "project", "might", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", "continue", or "pursue", or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of the Company. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company's management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(310) 477-9800

(Financial tables follow)

THE SANDS REGENT

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
	THREE MONTHS		SIX MONTHS
	ENDED DECEMBER 31,		ENDED DECEMBER 31,
(Dollars in thousands, except per share amounts)	2005	2004	2005	2004
Operating revenues
Gaming	$14,170	$ 11,907	$27,589	$ 24,331
Lodging	1,864	1,809	5,050	4,863
Food and beverage	2,912	2,786	5,958	5,833
Fuel and convenience store	4,693	4,080	10,658	8,783
Other	483	470	985	949
Gross revenues	24,122	21,052	50,240	44,759
Promotional allowances	1,858	1,695	3,846	3,527
Net revenues	22,264	19,357	46,394	41,232

Operating expenses
Gaming	5,574	4,806	10,869	9,801
Lodging	952	936	2,026	2,041
Food and beverage	2,075	1,865	4,154	3,803
Fuel and convenience store	4,528	3,915	10,266	8,388
Other	196	143	357	300
Maintenance and utilities	1,511	1,382	3,084	2,874
General and administrative	3,837	3,424	7,137	6,469
Depreciation and amortization	1,791	1,516	3,440	3,061
Loss on early termination of land lease	419	-	419	-
	20,883	17,987	41,752	36,737
Income from operations	1,381	1,370	4,642	4,495

Other income (expense)
Interest expense	(434)	(799)	(862)	1,405)
Insurance settlement	-	200	-	200
Other, net	(43)	(18)	(34)	(64)
	(477)	(617)	(896)	(1,269)
Income before income taxes	904	753	3,746	3,226
Income tax provision	(301)	(255)	(1,262)	(1,088)
Net income	$ 603	$ 498	$ 2,484	$ 2,138

Net income per share
Basic	$ 0.09	$ 0.08	$ 0.35	$ 0.36
Diluted	$ 0.08	$ 0.07	$ 0.33	$ 0.33

Weighted average of shares outstanding
Basic	7,095,103	6,327,852	7,087,453	5,987,204
Diluted	7,539,993	6,921,535	7,533,118	6,529,771

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THE SANDS REGENT
FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands except per share amounts)

	Three months ended		Year to date
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$ 22,264	$ 19,357	$ 46,394	$ 41,232
Income from operations	$ 1,381	$ 1,370	$ 4,642	$ 4,495
Net income	$ 603	$ 498	$ 2,484	$ 2,138

Reconciliation of Income from operations to Adjusted income from operations
Income from operations	$ 1,381	$ 1,370	$ 4,642	$ 4,495
Loss on early termination of below-market land lease	$ 419	$ -	$ 419	$ -

Adjusted income from operations (1)	$ 1,800	$ 1,370	$ 5,061	$ 4,495

Reconciliation of net income to EBITDAR
Net income	$ 603	$ 498	$ 2,484	$ 2,138
Interest expense	$ 434	$ 799	$ 862	$ 1,405
Income tax provision	$ 301	$ 255	$ 1,262	$ 1,088
Loss on disposal of property and equipment	$ 43	$ 18	$ 34	$ 64
Loss on early termination of below market land lease	$ 419	$ -	$ 419	$ -
Rent and management fees	$ 200	$ 191	$ 399	$ 382
Depreciation and amortization	$ 1,791	$ 1,516	$ 3,440	$ 3,061

EBITDAR (2)	$ 3,791	$ 3,277	$ 8,900	$ 8,138

Earnings per share
Basic	$ 0.09	$ 0.08	$ 0.35	$ 0.36
Diluted	$ 0.08	$ 0.07	$ 0.33	$ 0.33

(1) Adjusted income from operations includes an add-back for the loss on early termination of the below market land lease at Rail City Casino. Adjusted income from operations is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's adjusted income from operations measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the day-to-day operating performance.

(2) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, gain or (loss) on the sale or disposal of property of subsidiaries and loss on early termination of below market land lease. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported "EBITDA" data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company's financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company's sole discretion, the rental expense would be available for other uses by the Company.

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THE SANDS REGENT

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	DECEMBER 31,	JUNE 30,
(Dollars in thousands except share data)	2005	2005
ASSETS
Cash and cash equivalents	$ 6,285	$ 3,272
Accounts receivable, net	876	580
Inventories	685	692
Prepaid expenses and other assets	2,240	1,805
Total current assets	10,086	6,349

Property and equipment:
Land	13,208	10,007
Buildings and improvements	47,323	43,597
Equipment, furniture and fixtures	29,222	27,264
Leasehold improvements	178	178
Construction in progress	1,848	854
Total property and equipment	91,779	81,900
Less accumulated depreciation and amortization	45,933	42,992
Property and equipment, net	45,846	38,908

Other assets:
Goodwill	33,388	28,642
Other intangibles	12,168	12,426
Other	979	1,202
Total other assets	46,535	42,270
Total assets	$ 102,467	$ 87,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,509	$ 2,578
Accrued salaries, wages and benefits	2,198	1,884
Other accrued expenses	1,431	398
Federal income tax payable	1,092	774
Deferred federal income tax liability	388	338
Current maturities of long-term debt	3,992	2,198
Total current liabilities	11,610	8,170
Long-term debt	25,953	17,744
Deferred federal income tax liability	2,330	2,209
Total liabilities	39,893	28,123

Common stock ($.10 par value, 20,000,000 shares authorized;	952	938
9,518,204 and 9,376,766 shares issued)
Additional paid-in capital	28,034	26,938
Unearned compensation	(424)	-
Retained earnings	56,370	53,886
	84,932	81,762
Treasury stock (at cost; 2,403,000 shares)	(22,358)	(22,358)
Total stockholders' equity	62,574	59,404
Total liabilities and stockholders' equity	$ 102,467	$ 87,527

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